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                            April 30, 2020

       Christopher Martin
       Chief Executive Officer
       Provident Financial Services, Inc.
       239 Washington Street
       Jersey City, New Jersey 07302

                                                        Re: Provident Financial
Services, Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed April 24,
2020
                                                            File No. 333-237842

       Dear Mr. Martin:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Julia
Griffith at 202-551-3267 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance